Exhibit 99.1

Media/Investor Contact:

Anne Erickson

Executive Director
Halozyme Therapeutics

858-704-8264

aerickson@halozyme.com

HALOZYME REPORTS THIRD QUARTER 2012 FINANCIAL RESULTS

SAN DIEGO, November 8, 2012 – Halozyme Therapeutics, Inc. (NASDAQ: HALO) today reported financial results for the quarter ended September 30, 2012.

“We are pleased with the clinical data from the subcutaneous MabThera (rituximab) trials which should enable filing of the marketing application in Europe later this year,” said Gregory I. Frost, Ph.D., President and Chief Executive Officer, Halozyme. “With potential launches and near-term revenue streams from both subcutaneous Herceptin and MabThera, we are increasing our manufacturing activities to build launch inventory of the rHuPH20 enzyme in support of these programs. We also continue to make progress toward growing our own brand, Hylenex®, by targeting the insulin pump market to complement our late-stage partnered programs and drive sustained growth for shareholders.”

Third Quarter Highlights
Highlights of Halozyme’s third quarter activities and recent events include:

•	Three Roche abstracts on the subcutaneous (SC) formulation of MabThera have been accepted for presentation at the American Society of Hematology (ASH) annual meeting in Atlanta, December 8-11.

•	Announced that the U.S. Food and Drug Administration (FDA) provided guidance enabling ViroPharma to resume clinical studies of the subcutaneous administration of Cinryze in combination with rHuPH20.

•	Presented data at the European Association for the Study of Diabetes from two treatment studies which indicate Halozyme’s more physiologic insulin co-formulations with aspart and lispro reduced post-prandial glucose excursions due to the accelerated absorption and action in a Multiple Daily Injection (MDI) take-home setting. Both studies met their primary endpoint of A1C non-inferiority, and in Type 1 diabetes patients, reduced post-meal hypoglycemia compared to lispro alone. Results from Halozyme’s studies in insulin pumps showed that in addition to providing a more rapid profile than current rapid insulin analogs, rHuPH20 also provided a more consistent insulin exposure and absorption over the infusion set life of the pump.

•	Announced plans to develop and commercialize Hylenex recombinant (hyaluronidase human injection) in insulin pumps for the U.S. endocrinology market.

Anticipated Milestones through 2013

•	Roche to present data from the Phase 3 MabThera SC trial and file the marketing authorization application (MAA) with the European Medicines Agency (EMA) in 2012

•	Present HTI-501 clinical proof-of-concept data

•	Decision regarding Herceptin SC MAA from the EMA

•	Complete Cinryze SC+rHuPH20 Phase 2 study

•	Initiate Phase 4 studies to support use of Hylenex with insulin pumps

•	Present data from the run-in cohorts of the PEGPH20 Phase 2 program in oncology and continue with the randomized portion of the trial

Third Quarter 2012 and Year-To-Date Financial Results
The net loss for the third quarter of 2012 was $(20.0) million, or $(0.18) per share, compared with a net income for the third quarter of 2011 of $5.2 million, or $0.05 per share. The net loss for the nine months ended September 30, 2012 was $(49.1) million, or $(0.44) per share, compared to a net loss of $(1.4) million, or $(0.01) per share, for the comparable period in 2011.

•	Revenues for the third quarter of 2012 were $5.3 million, compared to $22.9 million for the third quarter of 2011. Revenues in the third quarter of 2012 primarily consisted of research and development reimbursements from partners.

•	Research and development expenses for the third quarter of 2012 were $19.5 million, compared with $13.5 million for the third quarter of 2011, primarily due to an increase in manufacturing activities to support potential launches from our partners.

•	Selling, general and administrative (SG&A) expenses for the third quarter of 2012 were $5.6 million, compared to $4.3 million for the third quarter of 2011. The increase for SG&A was due to higher compensation costs during the quarter.

•	Cash and cash equivalents were $87.6 million as of September 30, 2012, compared with $66.3 million as of September 30, 2011. Net cash used in the third quarter of 2012 was approximately $14.4 million.

•	2012 cash burn guidance remains at $60-$65 million.

Conference Call
Halozyme will webcast its Quarterly Update Conference Call today at 4:30 p.m. ET/1:30 p.m. PT. Gregory I. Frost, Ph.D., Halozyme’s President and Chief Executive Officer, will lead the call. During the call, the Company plans to provide further details underlying its third quarter 2012 financial results. The call will be webcast live through the “Investors” section of Halozyme’s corporate website and a recording will be made available following the close of the call. To access the webcast, please log on to www.halozyme.com approximately fifteen minutes prior to the call to register, download and install any necessary audio software. For those without access to the Internet, the live call may be accessed by phone by calling (877) 407-8037 (domestic callers) or (201) 689-8037 (international callers). A telephone replay will be available shortly after the call by dialing (877) 660-6853 (domestic callers) or (201) 612-7415 (international callers) using replay ID number 402796.

About Hylenex® recombinant (hyaluronidase human injection)
Hylenex recombinant is a tissue permeability modifier approved for use by the U.S. Food and Drug Administration. Hylenex recombinant temporarily breaks down a gel-like substance (hyaluronan) that forms a barrier in the tissues between cells under the skin making the tissue more permeable and facilitating the absorption of fluids/medicines into systemic circulation. Hylenex recombinant is indicated as an adjuvant to increase the absorption and dispersion of other injected or subcutaneously infused drugs, to facilitate subcutaneous fluid administration and in subcutaneous urography. Hylenex recombinant is contraindicated in patients with a known hypersensitivity to hyaluronidase or any excipient used to make the drug.  For additional information or full Prescribing Information visit www.hylenex.com or www.halozyme.com.

About Halozyme
Halozyme Therapeutics is a biopharmaceutical company dedicated to developing and commercializing innovative products that advance patient care. With a diversified portfolio of enzymes that target the extracellular matrix, the Company’s research focuses primarily on a family of human enzymes, known as hyaluronidases, that increase the absorption and dispersion of biologics, drugs and fluids. Halozyme’s pipeline addresses therapeutic areas, such as diabetes, oncology and dermatology that have significant unmet medical need. The Company markets Hylenex® recombinant (hyaluronidase human injection) and has partnerships with Roche, Baxter, ViroPharma and Intrexon. Halozyme is headquartered in San Diego, CA. For more information on how we are innovating, please visit our corporate website at www.halozyme.com.

Safe Harbor Statement
In addition to historical information, the statements set forth above include forward-looking statements including, without limitation, statements concerning ours and our collaborators’ programs in development, the benefits, attributes and commercial opportunity of pre-administration of Hylenex recombinant with insulin pumps, our intention to launch Hylenex recombinant for such market, the anticipated approval and launch of the subcutaneous Herceptin and MabThera product candidates and possible revenues that may be generated therefrom, the events listed under the heading “Anticipated Milestones through 2013,” and our anticipated cash burn for 2012. These statements involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including unexpected expenditures, clinical trial results, delays in development and regulatory review, regulatory approval requirements, unexpected adverse event and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company’s reports on Forms 10-K, 10-Q, and other filings with the Securities and Exchange Commission.

Halozyme Therapeutics, Inc.
Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
REVENUES:
Product sales, net	$715,354	$1,156,903	$1,427,707	$1,487,822
Revenues under collaborative agreements	4,618,969	21,785,525	19,103,970	52,187,447

Total revenues	5,334,323	22,942,428	20,531,677	53,675,269

OPERATING EXPENSES:
Cost of product sales	226,635	11,723	440,516	201,675
Research and development	19,503,491	13,514,352	51,476,329	42,647,265
Selling, general and administrative	5,634,034	4,263,520	17,833,165	12,237,152

Total operating expenses	25,364,160	17,789,595	69,750,010	55,086,092

OPERATING INCOME (LOSS)	(20,029,837)	5,152,833	(49,218,333)	(1,410,823)
Interest and other income, net	23,991	12,360	72,187	56,586

NET INCOME (LOSS)	$(20,005,846)	$5,165,193	$(49,146,146)	$(1,354,237)

Basic and diluted net income (loss) per share	$(0.18)	$0.05	$(0.44)	$(0.01)
Shares used in computing net income (loss) per share:
Basic	112,305,002	103,223,352	110,658,757	102,282,904
Diluted	112,305,002	105,009,189	110,658,757	102,282,904

Halozyme Therapeutics, Inc.
Unaudited Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$87,614,891	$52,825,527
Accounts receivable, net	4,464,273	2,262,465
Inventories	2,186,063	567,263
Prepaid expenses and other assets	11,353,342	8,332,242

Total current assets	105,618,569	63,987,497
Property and equipment, net	2,363,650	1,771,048

Total Assets	$107,982,219	$65,758,545

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,526,839	$7,556,859
Accrued expenses	8,041,673	5,615,574
Deferred revenue, current portion	9,470,247	4,129,407

Total current liabilities	21,038,759	17,301,840
Deferred revenue, net of current portion	34,883,135	36,754,583
Deferred rent, net of current portion	870,548	802,006
Stockholders’ equity:
Common stock	112,693	103,990
Additional paid-in capital	345,244,876	255,817,772
Accumulated deficit	(294,167,792)	(245,021,646)

Total stockholders’ equity	51,189,777	10,900,116

Total Liabilities and Stockholders’ Equity	$107,982,219	$65,758,545

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